THE PRUDENTIAL
                                                               INSURANCE COMPANY
                                                               OF AMERICA

              AMENDMENT TO BE ATTACHED TO AND MADE A PART OF GROUP
                         ANNUITY CONTRACT NO. GA-[XXXX]

Effective on the date countersigned by Prudential, notwithstanding anything in the Contract or any amendments thereto to the contrary, the Contract is hereby revised as follows:

1. For Contracts which credit a separate rate of interest for contributions received in each calendar quarter, the interest rate that is established after the end of the initial guarantee period shall be set no more frequently than annually.

2. For Contracts which credit a single rate of interest for all amounts held under the Contract, such rate, if it is reset quarterly, will not decline by more than .50% from the prior period crediting rate (If it is reset semi-annually, it will not decline by more than 1.00% from the prior period).

3. For Contracts which provide that a transfer or withdrawal of the entire amount under the Contract shall be the market value of such amount, but not more than the book value, such market value shall not be less than the total contributions received under the Contract guaranteed at 3% interest (less previous withdrawals and transfers).

4. For any annuity purchased under the terms of the Contract, the purchase rate for such annuity shall be the greater of the rate shown in the Contract's schedule of annuity purchase rates and the current rate for annuity purchases prevailing at the time of purchase.

[CONTRACT HOLDER]                   THE PRUDENTIAL INSURANCE
                                    COMPANY OF AMERICA

By:______________________           By:___________________________
Title:                              Title:

Date:____________________           Date:_________________________

[ ] TWO-WAY MARKET VALUE OPTION: In lieu of item 3 above, the amount withdrawn or transferred will be the market value, whether positive or negative, without regard to the book value of such amount.

[CONTRACT HOLDER]

Agreed to By:______________________

DCA-GBP-2000                                       HarrisTrust dca-gbp-2000\440k